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                                                                    EXHIBIT 23.1

    Consent of Ernst & Young LLP, Independent Registered Public Accountants


         We consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment No. 3 to the Registration Statement on Form F-3 of Amdocs Limited for the registration of $450.0 million principal amount of 0.50% Convertible Senior Notes due 2024 (the "Notes") and the ordinary shares, (pound)0.01 par value, of the Company issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated October 30, 2003, except for paragraphs 4 and 5 of Note 12 as to which the dates are June 1, 2004 and March 5, 2004, respectively, with respect to the consolidated financial statements and schedule of Amdocs Limited, included in its Annual Report, as amended (Form 20-F/A) for the year ended September 30, 2003, filed with the Securities and Exchange Commission on September 21, 2004.


                                       /s/ Ernst & Young LLP


New York, New York
November 16, 2004